Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070
Investor Contact: David K. Erickson, 949-250-6826

EDWARDS ENTERS INTO AGREEMENT TO ACQUIRE VALTECH CARDIO
Additionally, Edwards Board Approves New $1 Billion Share Repurchase Program

IRVINE, Calif., Nov. 28, 2016 - Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today announced that it has agreed to acquire Valtech Cardio Ltd., a privately held company based in Israel and developer of the Cardioband System for transcatheter repair of the mitral and tricuspid valves.
The Cardioband System combines a reconstruction implant, similar to a surgical annuloplasty mitral valve repair device, with a transcatheter approach. The system utilizes a catheter inserted into the femoral vein and delivered through a transseptal approach across the septum of the heart. The direct annuloplasty system features a unique segmental deployment that conforms to each patient’s specific annular geometry, addressing the needs of patients with functional mitral regurgitation. In 2015, the Cardioband transseptal mitral repair system received CE Mark approval for European sales. Valtech has also initiated a CE Mark trial for the tricuspid application of a similar version of this device, which is intended to reduce tricuspid regurgitation.
“As we continue to pursue multiple therapies to address the diverse needs of patients affected by heart valve disease, we saw an important opportunity to incorporate Valtech’s technologies into our comprehensive heart valve repair and replacement portfolio,” said Michael A. Mussallem, Edwards’ chairman and CEO. “We recognize that physicians will likely need a toolbox of options to treat their patients most effectively. We are very pleased with the progress and future prospects of the multiple internal programs we have underway, and we believe the addition of Valtech’s talented team and mitral and tricuspid technologies will present even more opportunities to help patients.”
The purchase price of Valtech is $340 million in stock and cash at closing, with the potential for up to $350 million in additional pre-specified milestone-driven payments over the next 10 years. Prior to the close of the transaction, which remains subject to customary closing conditions and is expected in early 2017, Valtech will spin off its early-stage transseptal mitral valve replacement technology program. Edwards will retain an option to acquire that program and its associated intellectual property.
Separately, Edwards’ Board of Directors has authorized a new share repurchase program to acquire up to an additional $1 billion of the company’s outstanding common shares. Edwards also has $277 million remaining of its current $750 million share repurchase program, which was authorized in July 2014. This authorization enables the company to repurchase shares to offset the dilution of the Valtech transaction, and continue executing its share repurchase strategies.
Edwards will provide financial guidance for 2017 and discuss the Valtech transaction further at its annual Investor Conference on Dec. 8.
The Cardioband System is not approved for sale in the United States.
About Edwards Lifesciences
 Edwards Lifesciences, based in Irvine, Calif., is the global medical technology leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring.  Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, Mr. Mussallem's statements and statements regarding expected product benefits, timing estimates for closing the transaction, conditions to closing, and the timing, manner and magnitude of share repurchases. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from those expressed or implied by the forward-looking statements based on a number of factors including but not limited to unexpected impediments or delays in closing the transaction, unexpected outcomes after more expanded clinical experience with the devices, unexpected changes or delays related to product supply, potentials for unexpected regulatory or quality developments, competitive dynamics, global economic conditions, and customer acceptance, and uncertainties regarding clinical trials, new product approvals, and general stock market conditions. These and other factors are detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2015. Our filings, along with important product safety information, are available at www.Edwards.com.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

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